Exhibit 23.2

March 12, 2025

PHX Minerals Inc.

1320 South University Drive, Suite 720

Fort Worth, Texas 76107

Ladies and Gentlemen:

We hereby consent to the use of the name Cawley, Gillespie & Associates, Inc., to references to Cawley, Gillespie & Associates, Inc. as independent petroleum engineers, and to the inclusion of information taken from our reports listed below (our “Reports”) in the PHX Minerals Inc. Annual Report on Form 10-K for the year ended December 31, 2024 (“the 10-K”):

•
report, dated January 13, 2025, on reserves and revenue of certain properties with interests attributable to PHX Minerals Inc. as of December 31, 2024 (our “2024 Report”); and

•
report, dated January 23, 2024, on reserves and revenue of certain properties with interests attributable to PHX Minerals Inc. as of December 31, 2023.

We also consent to the inclusion of our 2024 Report in the 10-K as an Exhibit thereto.

We further consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-256496, 333-260531, 333-262165 and 333-277864) and Form S-8 (Nos. 333-245670, 333-261627 and 333-273801) of information from our Reports.

Very truly yours,

/s/ W. Todd Brooker

W. Todd Brooker, President

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Texas Registered Engineering Firm F-693